Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS RESULTS

Q4 AND FULL YEAR 2018 NET SALES AND CASH FLOW EXCEED OUTLOOK

Q4 AND FULL YEAR EPS MEET OUTLOOK

SALES MOMENTUM CONTINUES IN Q4 +4.0% (+4.3% ORGANIC)

2019 SALES GROWTH OUTLOOK +3.5%

2019 EPS OUTLOOK: $2.43-$2.47 +7-9%

ANNOUNCES 5% DIVIDEND INCREASE

2018 Fourth Quarter Results	2018 Full Year Results
•Sales growth +4.0%; Organic +4.3%	•Sales growth +9.8%; Organic +4.3%
•Domestic Sales growth +4.0%; Organic +4.0% •International Sales growth +5.0%; Organic +9.0% •EPS growth -64.4%; Adjusted +9.6%	•Global Consumer Sales growth +10.5%; Organic +5.0% •2018 EPS: $2.27 (-21.7%), +17.0% Adjusted •Cash from operations $763.6 million, +12.0%

EWING, NJ, FEBRUARY 5, 2019 – Church & Dwight Co., Inc. (NYSE: CHD) today announced that full year 2018 adjusted EPS increased 17.0% from $1.94 to $2.27 per share (reported decline of -21.7% due to 2017 tax law changes) in-line with the Company’s EPS outlook.

Full year net sales grew 9.8% to $4,145.9 million.  Organic sales grew 4.3% exceeding the Company’s outlook of approximately 4% driven by volume growth of 3.7%, and positive product mix and pricing of 0.6%.  Global Consumer Products organic sales grew 5.0% driven by 4.6% volume growth and positive product mix and pricing of 0.4%.

Matthew Farrell, Chief Executive Officer, commented, “Q4 organic sales growth of 4.3% was exceptionally strong and exceeded our 3% outlook.  Q4 was the third consecutive quarter of greater than 4% organic growth and the second consecutive quarter of positive price and product mix (+1.6%).  The Consumer Domestic business posted strong volume growth in Q4 and positive pricing as the promotional environment continued to improve.  Our categories continue to grow and our market shares are healthy.  Eleven of our 14 domestic categories grew during the quarter and more than half have grown for at least 5 consecutive quarters.  In the domestic business, 7 out of 11 power brands met or exceeded category growth in 2018.  In the International business, we exceeded our 6% organic growth target for the fourth consecutive year in 2018.

“Compelling new product launches and investments will drive 2019 organic sales growth of approximately 3.5%.  Price increases announced on approximately 30% of the portfolio contribute to gross margin expansion in 2019.  These pricing actions did not hit retailer shelves until late Q4 and had minimal impact on Q4 results.  Additional pricing actions are currently being discussed with retailers.  The investments in our International business continue to pay off, particularly export and our Asia Pacific partnerships.  We are entering 2019 with momentum.”

Fourth Quarter Review

Reported net sales increased $41.3 million or 4.0% to $1,074.4 million.  Organic sales growth of 4.3% exceeded the Company’s outlook of 3.0% driven by volume growth of 2.7% and positive price and product mix of 1.6%. Adjusted Q4 EPS increased 9.6% (-64.4% reported) to $0.57 per share in-line with the Company’s outlook, which reflects incremental marketing investments.  Gross margin in the fourth quarter was lower than expected due to the household business growing faster than expected and U.S. tariffs, the impact of which has been addressed with the announcement of 2019 price increases.  The incremental marketing spend, higher incentive compensation, and U.S. tariffs were offset by a lower tax rate.

Consumer Domestic net sales were $819.5 million, a $31.7 million or 4.0% increase driven by household and personal care sales growth.  Organic sales increased 4.0% due to higher volume (+2.2%) and positive price and product mix (+1.8%).  Growth was led by WATERPIK oral care products, ARM & HAMMER clumping cat litter, ARM & HAMMER liquid and unit dose laundry detergent, BATISTE dry shampoo, VITAFUSION and L’IL CRITTERS gummy vitamins, and OXICLEAN stain fighters.

Consumer International net sales were $178.6 million, an $8.5 million or a 5.0% increase driven by recent acquisitions, expansion of our export business, and broad-based household and personal care growth.  Organic sales increased 9.0% due to higher volume (+8.9%) and positive price and product mix (+0.1%).  Organic sales were driven primarily by BATISTE, FEMFRESH, ARM & HAMMER dental care, and NAIR in the export business, ARM & HAMMER clumping cat litter and liquid laundry detergent in Canada, ARM & HAMMER liquid laundry detergent, TROJAN and OXICLEAN in Mexico and Waterpik in several countries.

Specialty Products net sales were $76.3 million, a $1.1 million or 1.5% increase.  Organic sales decreased 3.7% due to lower volume (-6.4%) offset by positive broad-based pricing (+2.7%).  Although demand for our products continues to grow in the poultry industry, demand in the dairy industry continues to be significantly reduced due to low milk prices.

Gross margin decreased 250 basis points to 44.1% due to higher input costs, negative impact of U.S. tariffs associated with Waterpik, and higher incentive compensation which more than offset productivity programs and favorable volume and price.  Gross margin was 90 basis points lower than the Company’s previous outlook due to the household business growing faster than expected and U.S. tariffs.  Entering 2019, price and product mix are expected to offset commodity inflation as gross margin expands.

Marketing expense was $126.4 million, an increase of $5.8 million or 4.8%.  Marketing expense as a percentage of net sales increased 10 basis points to 11.8% to support increased brand investment.

Selling, general, and administrative expense (SG&A) was $154.5 million or 14.4% of net sales, a 30 basis point increase.  The increase of $8.4 million was primarily due to higher incentive compensation, IT, and R&D investment spending.

Income from Operations was $193.4 million or 17.9% of net sales.

Other Expense was $19.5 million, primarily driven by incremental interest expense on higher cost of debt related to recent acquisitions.

The effective tax rate was 18.9% compared to an adjusted 33.2% (-104.1% reported) in 2017.  This change was primarily due to the impact of the Tax Cuts and Jobs Act (“TCJA”) enacted in the U.S. in December 2017.

Operating Cash Flow

For the full year 2018, net cash from operating activities increased 12% to $763.6 million, an $82.1 million increase from the prior year due to higher cash earnings and a decrease in working capital.  Capital expenditures for the full year were $60.4 million, a $15.4 million increase from the prior year.

At December 31, 2018, cash on hand was $316.7 million, while total debt was $2,107.1 million.

5% Dividend Increase

The Company’s Board of Directors today declared a 5% increase in the regular quarterly dividend from $0.2175 to $0.2275 per share, equivalent to an annual dividend of $0.91 per share.  This raises the annual dividend payout from $213 million to approximately $222 million.  The quarterly dividend will be payable March 1, 2019 to stockholders of record at the close of business on February 15, 2019.  This is the 23nd consecutive year in which the Company has increased the dividend.  The Company has paid a regular consecutive quarterly dividend for 118 years.

Mr. Farrell commented, “This action reflects the Company’s desire for stockholders to benefit from our strong cash generation and is an indication of our confidence in the continuation of the Company’s strong performance.  The Company expects to continue to generate significant cash flow.  Our robust cash flow enables us to return cash to our stockholders while maintaining significant financial flexibility to continue to pursue acquisitions.”

2019 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth, we are pleased to announce 2019 new product launches in several categories.

“In the household products portfolio, we are launching ARM & HAMMER CLUMP & SEAL Cloud Control cat litter that eliminates 100% of dust, keeping dander in the litter box in an allergen-free light scent with a 7-day odor control guarantee.  ARM & HAMMER PLUS OXICLEAN laundry detergent is launching Fade Defense combining stain fighting power with clothing protection to brighten and protect against fading for vibrant whites and bright colors.  OXICLEAN is launching Dark Protect laundry booster for dark and black fabrics that incorporates anti-fade technology, cold water solubility, and OXICLEAN stain fighters.

“In the personal care portfolio, WATERPIK is introducing SONIC FUSION, the world’s first flossing toothbrush combining the convenience of a sonic toothbrush with a water flosser in a single device.  VITAFUSION and L’IL CRITTERS are launching USDA certified organic gummy vitamins.  BATISTE is launching a Hair Benefits line with a hydrating dry shampoo for dry hair, and a volumizing dry shampoo for fine hair.  NAIR is introducing Leg Masks hair removal, a first for legs, with natural clay, seaweed, and charcoal.  ORAJEL is launching toothache strips with a patent pending innovative strip technology that targets pain by adhering to teeth and gums for instant, long-lasting, better tasting, targeted relief.  TROJAN is introducing the EDGE condom designed to excite and elevate the experience with changing sensations and both inside and outside lubrication.”

Outlook for 2019

Mr. Farrell stated, “We expect 2019 to be another strong year with EPS of $2.43 to $2.47, an increase of 7-9%, driven by operating income growth.  This reflects continued strong business performance in-line with our Evergreen model.”

Mr. Farrell continued, “We expect full year 2019 sales growth to be approximately 3.5% reflecting strength in all three of our businesses with exciting new product introductions across our most important categories.  We expect full year gross margin to be up 35 basis points when excluding the impact of U.S. tariffs, or up 10 basis points when including U.S. tariffs.  Productivity and pricing are expected to offset continued pressure from commodities, transportation, and U.S. tariffs.  We expect full year marketing spending to increase as we invest in our ARM & HAMMER “More Power to You” power brand campaign.  We continue to invest in our previously announced long-term partnerships in Asia.  We expect operating profit margin expansion to be in-line with our Evergreen model of +50 basis points primarily driven by SG&A leverage.  The 2019 effective tax rate is expected to be in-line with 2018.  Cash flow from operations is expected to be approximately $800 million.  We continue to aggressively pursue accretive acquisitions that meet our strict criteria.

“For Q1, we expect reported and organic sales growth of approximately 3.5% to 4% and EPS to be $0.66 per share, a 5% increase over last year’s Q1 EPS.”

Church & Dwight Co., Inc. will host a conference call to discuss fourth quarter and full year 2018 earnings results on February 5, 2019 at 12:00 p.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-

4539 internationally, using access code 9659469.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

The Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names as ARM & HAMMER, TROJAN, OXICLEAN, SPINBRUSH, FIRST RESPONSE, NAIR, ORAJEL, XTRA, VMS (L’IL CRITTERS and VITAFUSION), BATISTE, and WATERPIK.  These eleven key brands represent approximately 80% of the Company’s consumer products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER™ brand introduced the first nationally-distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  Church & Dwight is notably ranked in the 2018 Barron’s 100 Most Sustainable Companies and on EPA’s Green Power Partnership Top 100 List of Green Power Users.

For more information, see the Church & Dwight 2017 Sustainability Report at:

https://churchdwight.com/pdf/Sustainability/2017-Sustainability-Report.pdf.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange, U.S. tariffs, and commodity price fluctuations; the impact of acquisitions and divestitures; capital expenditures; the impact of pension settlement charges; the impact of U.S. tax reform and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2018	2017	2018	2017
Net Sales	$1,074.4	$1,033.1	$4,145.9	$3,776.2
Cost of sales	600.1	551.7	2,305.1	2,046.6
Gross Profit	474.3	481.4	1,840.8	1,729.6
Marketing expenses	126.4	120.6	483.2	454.2
Selling, general and administrative expenses	154.5	146.1	565.9	542.7
Income from Operations	193.4	214.7	791.7	732.7
Equity in earnings of affiliates	2.2	2.9	9.2	10.8
Other income (expense), net	(19.5)	(18.9)	(81.4)	(50.8)
Income before Income Taxes	176.1	198.7	719.5	692.7
Income taxes	33.3	(206.9)	150.9	(50.7)
Net Income	$142.8	$405.6	$568.6	$743.4
Net Income per share - Basic	$0.58	$1.63	$2.32	$2.97
Net Income per share - Diluted	$0.57	$1.60	$2.27	$2.90
Dividends per share	$0.22	$0.19	$0.87	$0.76
Weighted average shares outstanding - Basic	246.6	248.9	245.5	250.6
Weighted average shares outstanding - Diluted	252.5	253.7	250.7	256.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2018	Dec. 31, 2017
Assets
Current Assets
Cash and Cash Equivalents	$316.7	$278.9
Accounts Receivable	345.3	345.9
Inventories	382.8	330.7
Other Current Assets	33.4	44.7
Total Current Assets	1,078.2	1,000.2
Property, Plant and Equipment (Net)	598.2	607.7
Equity Investment in Affiliates	8.5	9.3
Trade names and Other Intangibles	2,274.0	2,320.5
Goodwill	1,992.9	1,958.9
Other Long-Term Assets	117.4	118.2
Total Assets	$6,069.2	$6,014.8
Liabilities and Stockholders’ Equity
Short-Term Debt	$1.8	$270.9
Current portion of Long-Term debt	596.5	-
Other Current Liabilities	728.0	664.1
Total Current Liabilities	1,326.3	935.0
Long-Term Debt	1,508.8	2,103.4
Other Long-Term Liabilities	780.3	758.4
Stockholders’ Equity	2,453.8	2,218.0
Total Liabilities and Stockholders’ Equity	$6,069.2	$6,014.8

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2018	2017

Net Income	$568.6	$743.4

Depreciation and amortization	141.1	125.4
Deferred income taxes	11.1	(237.6)
Non-cash compensation	23.3	18.1
Non-cash pension settlement charge	-	31.7
Other	5.5	(0.3)
Subtotal	749.6	680.7

Changes in assets and liabilities:
Accounts receivable	(3.4)	(9.7)
Inventories	(55.1)	(25.2)
Other current assets	18.9	10.2
Accounts payable and accrued expenses	54.9	30.3
Income taxes payable	(6.1)	(11.2)
Other	4.8	6.4
Net cash from operating activities	763.6	681.5

Capital expenditures	(60.4)	(45.0)
Acquisition	(49.8)	(1,260.0)
Other	(1.9)	1.6
Net cash (used in) investing activities	(112.1)	(1,303.4)

Net change in long-term debt	-	1,421.3
Net change in short-term debt	(268.8)	(155.8)
Payment of cash dividends	(213.3)	(190.4)
Proceeds from stock option exercises	76.6	42.1
Purchase of treasury stock	(200.0)	(400.0)
Deferred financing and other	(3.5)	(18.3)
Net cash (used in) provided by financing activities	(609.0)	698.9

F/X impact on cash	(4.7)	14.1

Net change in cash and cash equivalents	$37.8	$91.1

2018 and 2017 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2018	12/31/2017	Change
Household Products	$433.7	$411.4	5.4%
Personal Care Products	385.8	376.4	2.5%
Consumer Domestic	$819.5	$787.8	4.0%
Consumer International	178.6	170.1	5.0%
Total Consumer Net Sales	$998.1	$957.9	4.2%
Specialty Products Division	76.3	75.2	1.5%
Total Net Sales	$1,074.4	$1,033.1	4.0%

	Twelve Months Ended		Percent
	12/31/2018	12/31/2017	Change
Household Products	$1,725.5	$1,640.0	5.2%
Personal Care Products	1,404.4	1,214.9	15.6%
Consumer Domestic	$3,129.9	$2,854.9	9.6%
Consumer International	709.5	621.1	14.2%
Total Consumer Net Sales	$3,839.4	$3,476.0	10.5%
Specialty Products Division	306.5	300.2	2.1%
Total Net Sales	$4,145.9	$3,776.2	9.8%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Tax Rate:

This press release provides information regarding the adjusted tax rate which excludes the 2017 impact of the U.S. tax reform.  We believe that excluding this charge from the tax rate provides a useful measure of the Company’s ongoing taxes and a more effective comparison to prior periods excluding significant one-time events.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year-over-year EPS growth.  Adjusted 2017 EPS excludes a charge related to the Brazil Specialty Products business, a settlement charge related to the U.K. pension termination, a tax benefit from a joint venture impairment, and a one-time tax benefit to adjust deferred tax accounts and reflect deemed repatriation of foreign subsidiary earnings as a result of the Tax Cuts and Jobs Act (TCJA).

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2018

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.0%	4.2%	4.0%	5.0%	1.5%
Less:
Acquisitions	0.4%	0.0%	0.0%	0.0%	5.2%
Add:
FX / Other	0.7%	0.7%	0.0%	4.0%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.3%	4.9%	4.0%	9.0%	-3.7%

	Twelve Months Ended 12/31/2018

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	9.8%	10.5%	9.6%	14.2%	2.1%
Less:
Acquisitions	5.5%	5.4%	5.3%	5.9%	7.2%
Add:
FX / Other	-0.1%	-0.1%	0.0%	-0.5%	0.0%
Divestitures	0.1%	0.0%	0.0%	0.0%	1.7%

Organic Sales Growth	4.3%	5.0%	4.3%	7.8%	-3.4%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended December 31, 2017
Adjusted Income Tax Expense and Rate Reconciliation
Income Tax Expense and Rate - Reported	$(206.9)	-104.1%
U.S. TCJA Tax Reform	$272.9	137.3%
Income Tax Expense and Rate- Adjusted (non-GAAP)	$66.0	33.2%

	For the quarter ended December 31,
	2018	2017	Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.57	$1.60	-64%
U.S. TCJA Reform	$-	$(1.08)
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.57	$0.52	10%

Adjusted Diluted Earnings Per Share Reconciliation

	For the Year Ended December 31,
	2018	2017	% Change

Diluted Earnings Per Share - Reported	$2.27	$2.90	-22%

Brazil Charge	$-	$0.01

U.K. Pension Settlement Charge	$-	$0.12

Joint Venture Impairment Tax Benefit	$-	$(0.03)

U.S. TCJA Tax Reform	$-	$(1.06)

Diluted Earnings Per Share - Adjusted (non-GAAP)	$2.27	$1.94	17%